EXHIBIT 99.1
For Immediate Release

Contact:                Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports First Quarter Operating Results For Fiscal 2018

Greenwich, Connecticut, March 9, 2018 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today reported its operating results for the first quarter ended January 31, 2018.

Net income applicable to Class A Common and Common stockholders for its first quarter of fiscal 2018 was $4,921,000 or $0.13 per diluted Class A Common share and $0.12 per diluted Common share compared to $3,412,000 or $0.09 per diluted Class A Common share and $0.08 per diluted Common share in last year's first quarter.

Funds from operations ("FFO") for the first quarter of fiscal 2018 was $12,250,000 or $0.33 per diluted Class A Common share and $0.29 per diluted Common share compared with $10,365,000 or $0.28 per diluted Class A Common share and $0.25 per diluted Common share in last year's first quarter.

At January 31, 2018, the company's consolidated properties were 92.5% leased (versus 92.7% at the end of fiscal 2017) and 92.1% occupied (versus 91.0% at the end of fiscal 2017).  The small drop in the company's leased rate in the first quarter was predominantly related to the company absorbing 6,800 square feet of vacancies when the company purchased 470 Main Street in Ridgefield, CT.  The company is marketing this space for lease.    The company currently has approximately 79,000 square feet of vacant space in the lease negotiation stage and are hopeful that these leases will be executed during the remainder of fiscal 2018.

Both the percentage of property leased and the percentage of property occupied referenced in the preceding paragraph exclude the company's unconsolidated joint ventures.  At January 31, 2018, the company had equity interests in seven unconsolidated joint ventures (751,000 square feet), which were 97.7% leased, unchanged from the end of fiscal 2017.

Commenting on the quarter's operating results, Willing L. Biddle, President and CEO of the company, said "We are pleased to report that we had a very good operating quarter.  Our FFO increased by 18.2% on a dollar value basis and 17.6% on a Class A Common share basis when compared with our operating results in last year's first quarter.  This increase was the result of a number of positive transactions completed by the company in fiscal 2017.  We completed the sale of our vacant Westchester Pavilion property for $57 million and re-invested those proceeds in several investment properties whose operating results are now fully reflected in this quarter's operating results.  In addition, we were able to complete two accretive financing transactions in fiscal 2017 that not only increased our operating results this quarter, but will continue to have a positive impact going forward.  In October, we redeemed all $129 million of our 7.125% Series F Cumulative Preferred Stock with the issuance of $115 million of 6.25% Series H Cumulative Preferred Stock, we used a portion of the proceeds from the Pavilion sale to reduce the principal outstanding.  This reduced principal outstanding of our preferred stock and the lower coupon will save the company over $2 million per annum in preferred stock dividends.  In July 2017, the company also refinanced its largest mortgage reducing the interest rate from 5.52% to 3.398%, which will save the company over $1 million in interest expense per annum.  We are very pleased our FFO payout ratio continues to improve as we know our investors greatly value the safety and consistent growth of our dividend through all types of economic cycles."

Mr. Biddle continued……"In the fourth quarter of fiscal 2017, we purchased a promissory note secured by a mortgage on 470 Main Street in Ridgefield, CT, which comprises part of Yankee Ridge Property.  In January 2018, we completed foreclosure of the note and became the owner of 470 Main Street.  Total consideration paid for the note, including costs, totaled $3.1 million.  470 Main Street is a 24,200 square foot building with two floors of retail and third floor office space.  470 Main Street currently has 6,800 square feet vacant, which we feel we will be able to lease in the near term after we complete building renovations.  At the end of the quarter we were also in contract to purchase for $13.1 million, a 26,900 square foot shopping center located in our primary marketplace, and we hope to close on that property in the second quarter of fiscal 2018.  We continue to be active in looking to acquire investment properties meeting our geographic and financial parameters."

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 82 properties containing approximately 5.1 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 192 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 24 consecutive years.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
First quarter 2018 results (Unaudited)
 (in thousands, except per share data)

	Three Months Ended
	January 31,
	2018	2017

Revenues
Base rents	$23,584	$21,112
Recoveries from tenants	8,207	7,073
Lease termination income	-	24
Other income	1,204	861
Total Revenues	32,995	29,070

Operating Expenses
Property operating	6,306	5,148
Property taxes	5,147	4,848
Depreciation and amortization	6,949	6,581
General and administrative	2,419	2,455
Provision for tenant credit losses	210	78
Acquisition costs	-	103
Directors' fees and expenses	102	83
Total Operating Expenses	21,133	19,296

Operating Income	11,862	9,774

Non-Operating Income (Expense):
Interest expense	(3,423)	(3,257)
Equity in net income from unconsolidated joint ventures	560	514
Interest, dividends and other investment income	80	173

Net Income	9,079	7,204

Noncontrolling interests:
Net income attributable to noncontrolling interests	(1,095)	(222)
Net income attributable to Urstadt Biddle Properties Inc.	7,984	6,982
Preferred stock dividends	(3,063)	(3,570)

Net Income Applicable to Common and Class A Common Stockholders	$4,921	$3,412

Diluted Earnings Per Share:

Per Class A Common Share:	$0.13	$0.09
Per Common Share:	$0.12	$0.08

Weighted Average Number of Shares Outstanding (Diluted):
Class A Common and Class A Common Equivalent	29,492	29,439
Common and Common Equivalent	9,058	8,915

Results of Operations

The following information summarizes our results of operations for the three months ended January 31, 2018 and 2017 (amounts in thousands):

	Three Months Ended
	January 31,				Change Attributable to:
	2018	2017	Increase (decrease)	% Change	Property Acquisitions/Sales	Properties Held in Both Periods (Note 1)
Revenues
Base rents	$23,584	$21,112	$2,472	11.7%	$2,032	$440
Recoveries from tenants	8,207	7,073	1,134	16.0%	605	529
Mortgage interest and other	1,204	861	343	39.8%	(11)	354

Operating Expenses
Property operating expenses	6,306	5,148	1,158	22.5%	275	883
Property taxes	5,147	4,848	299	6.2%	159	140
Depreciation and amortization	6,949	6,581	368	5.6%	735	(367)
General and administrative expenses	2,419	2,455	(36)	-1.5%	n/a	n/a

Other Income/Expenses
Interest expense	3,423	3,257	166	5.1%	247	(81)
Interest, dividends and other investment income	80	173	(93)	-53.8%	n/a	n/a

Note 1 – Properties held in both periods includes only properties owned for the entire periods of 2018 and 2017.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Revenues

Base rents increased by 11.7% to $23.6 million in the three month period ended January 31, 2018, as compared with $21.1 million in the comparable period of 2017.  The increase in base rents and the changes in other income statement line items were attributable to:

Property Acquisitions and Properties Sold:

In fiscal 2017, the Company purchased four properties totaling 114,700 square feet of GLA, invested in two joint ventures that own four properties totaling 173,600 square feet, whose operations we consolidate, and sold two properties totaling 203,800 square feet.  In the first three months of fiscal 2018, the Company purchased one property totaling 24,200 square feet.  These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the three months ended January 31, 2018 when compared with fiscal 2017.

Properties Held in Both Periods:

Revenues

Base Rent
The increase in base rents for properties held in both periods was predominantly caused by new leasing activity at three properties held in both periods that created a positive variance in base rent of $300,000 in the three months ended January 31, 2018 when compared to the first quarter of fiscal 2017.  In addition, the increase in base rents for properties held in both periods was caused by the vacating of a tenant at one of our properties in the first quarter of fiscal 2017 prior to the original expiration of their lease, requiring the Company to write off $116,000 in straight-line rent receivable relating to that tenant in the first quarter of fiscal 2017, which creates a positive variance in base rent for the three months ended January 31, 2018 when compared with the first quarter of fiscal 2017.  These combined increases were partially offset by a $154,000 negative base rent variance as a result of our 36,000 square foot grocery space at our Valley Ridge property being occupied in the first quarter of fiscal 2017 but not in the first quarter of fiscal 2018.

In fiscal 2018, the Company leased or renewed approximately 108,000 square feet (or approximately 2.5% of total consolidated property leasable area).  At January 31, 2018, the Company's consolidated properties were 92.5% leased (92.7% leased at October 31, 2017).

Tenant Recoveries
For the three months ended January 31, 2018, recoveries from tenants for properties owned in both periods (which represents reimbursements from tenants for operating expenses and property taxes) increased by $529,000. This increase was a result of an increase in both property operating expenses and property tax expense in the consolidated portfolio for properties owned for the entire periods of fiscal 2018 and 2017.

Expenses

Property operating expenses increased by $883,000 in the three month period ended January 31, 2018 when compared with the corresponding prior period as a result of an increase in snow removal expenses.

Real estate taxes increased by $140,000 in the three month period ended January 31, 2018 when compared with the corresponding prior period as a result of an increase in tax assessments.

Interest expense decreased by $81,000 in the three month period ended January 31, 2018 when compared with the corresponding prior period as a result of the Company refinancing its largest secured mortgage in July 2017, reducing the interest rate from 5.52% to 3.398%, and the Company having $17 million less drawn on its Facility.

Depreciation and amortization expense decreased by $367,000 in the three month period ended January 31, 2018 when compared with the corresponding prior period as a result of increased depreciation expense for tenant improvements in the first three months of fiscal 2017 related to tenant improvements for two tenants that vacated the shopping center prior to the original expiration of their leases.

General and Administrative Expenses

General and administrative expense was relatively unchanged in the three months ended January 31, 2018 when compared to the corresponding prior period.

Non-GAAP Financial Measure
Funds from Operations ("FFO")

We consider Funds from Operations ("FFO") to be an additional measure of our operating performance.  We report FFO in addition to net income applicable to common stockholders and net cash provided by operating activities.  Management has adopted the definition suggested by The National Association of Real Estate Investment Trusts ("NAREIT") and defines FFO to mean net income (computed in accordance with GAAP) excluding gains or losses from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated joint ventures.

Management considers FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the Company's real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the Company.  It is helpful as it excludes various items included in net income that are not indicative of our operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  However, FFO:

▪
does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income); and

▪	should not be considered an alternative to net income as an indication of our performance.

FFO as defined by us may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.  The table below provides a reconciliation of net income applicable to Common and Class A Common Stockholders in accordance with GAAP to FFO for the three  month periods ended January 31, 2018 and 2017 (amounts in thousands):

(Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
First quarter Ended 2018 Results
 (in thousands, except per share data)

	Three Months Ended
	January 31,
	2018	2017

Net Income Applicable to Common and Class A Common Stockholders	$4,921	$3,412

Real property depreciation	5,458	4,964
Amortization of tenant improvements and allowances	1,042	1,326
Amortization of deferred leasing costs	426	267
Depreciation and amortization on unconsolidated joint ventures	403	396

Funds from Operations Applicable to Common and Class A Common Stockholders	$12,250	$10,365

Funds from Operations (Diluted) Per Share:
Class A Common	$0.33	$0.28
Common	$0.29	$0.25

Weighted Average Number of Shares Outstanding (Diluted):

Class A Common and Class A Common Equivalent	29,492	29,439
Common and Common Equivalent	9,058	8,915

Urstadt Biddle Properties Inc.
Balance Sheet Highlights
(in thousands)

	January 31,	October 31,
	2018	2017
	(Unaudited)
Assets
Cash and Cash Equivalents	$4,508	$8,674

Real Estate investments before accumulated depreciation	$1,095,259	$1,090,402

Investments in and advances to unconsolidated joint ventures	$37,887	$38,049

Total Assets	$995,572	$996,713

Liabilities
Revolving credit line	$6,000	$4,000

Mortgage notes payable and other loans	$295,475	$297,071

Total Liabilities	$329,582	$328,122

Redeemable Noncontrolling Interests	$79,999	$81,361

Preferred Stock	$190,000	$190,000

Total Stockholders' Equity	$585,991	$587,230